Exhibit 10.1
Execution Version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”), dated as of February 12, 2026, is made and entered into by and between SPS Commerce, Inc., a Delaware corporation (the “Company”), and Anson Funds Management LP, a Texas limited partnership (together with its Affiliates (as defined below) who are or hereafter become beneficial owners of any shares of Common Stock (as defined below), the “Investor”). The Investor and the Company are collectively referred to as the “Parties.”

WHEREAS, the Company and the Investor have engaged in discussions regarding the composition of the Company’s Board of Directors (the “Board”) and the Company’s business, financial performance, and strategic plans;

WHEREAS, as of the date of this Agreement, the Investor is deemed to beneficially own that number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as set forth on Exhibit A hereto; and

WHEREAS, the Company and the Investor believe that the best interests of the Company and its stockholders (including the Investor) would be served at this time by, among other things, coming to an agreement with respect to the composition of the Board, the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.Board Matters.
(a)Board Composition.

(i)Simultaneously with the execution of this Agreement, the Company agrees that the Board and all applicable committees thereof shall (A) increase the size of the Board from eight members to ten members until the 2026 Annual Meeting, at which time the size of the Board shall be nine members, and (B) appoint Michael McConnell and Funmibi Chima (each an “Investor Nominee” and collectively the “Investor Nominees”) to the Board.
(ii)Prior to the mailing of its definitive proxy statement for the 2026 Annual Meeting, the Company agrees that the Board and all applicable committees thereof shall take all necessary actions to nominate for re-election to the Board at the 2026 Annual Meeting (A) each of the Investor Nominees and (B) Chad Collins, Razat Gaurav, Mark Partin, Marty M. Réaume, Tami L. Reller, Philip E. Soran, and Anne S. Ward (the “Continuing Directors”). The Board shall not nominate any person other than the Investor Nominees and the Continuing Directors for election to the Board at the 2026 Annual Meeting without the prior consent of the Investor.

(b)Candidate Information. The Investor acknowledges that each Investor Nominee shall have provided to the Company information required to be, or customarily disclosed by, directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence, and other criteria applicable to directors, and a fully completed, true and accurate copy of the Company’s standard director questionnaire, and other reasonable and customary director onboarding documentation. The Investor acknowledges that each Investor Nominee (and any Replacement (as defined below) of any Investor Nominee) shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

(c)Board Size. The Company agrees that the Board shall not, without the consent of the Investor, increase the size of the Board to more than nine directors from and after the 2026 Annual Meeting until the expiration of the Standstill Period (as defined below).

(d)Solicitation. The Company agrees to recommend, support, and solicit proxies for the election of the Investor Nominees (and any Replacement, if applicable) at the 2026 Annual Meeting in the same manner as the Company recommends, supports, and solicits proxies for the election of the Continuing Directors.

(e)Benefits. The Company agrees that each Investor Nominee shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the other directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including having the Company (or its legal counsel) prepare and file with the SEC, at the Company’s expense, all Forms 3, 4, and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are required to be filed by each director of the Company.

(f)Board Policies and Procedures. Each Party acknowledges that each Investor Nominee (and any Replacement), upon election to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards, and guidelines applicable to independent members of the Board, including the Company’s Corporate Governance Guidelines, Code of Conduct, and policies on insider trading, stock ownership, public disclosures and confidentiality.

(g)Company Rights. The Investor agrees that the Company’s obligations under this Section 1 shall terminate, effective immediately, upon such time as the Investor thereof submits a notice of a nomination of directors for election to the Board at a meeting of the Company’s stockholders during the Standstill Period.

(h)Replacement Director. For so long as the Investor beneficially owns, in the aggregate, at least 50% of the number of shares of Common Stock beneficially owned by the Investor as of the date of this Agreement (as set forth on Exhibit A) (the “Minimum Ownership Threshold”), if, from the date hereof until the expiration of the Standstill Period, any Investor Nominee is unable or unwilling to serve as a director, is removed as a director, or ceases to be a director for any other reason, the Investor shall have the right to propose a replacement for such director (a “Replacement”) with relevant financial and business experience, who qualifies as “independent” pursuant to the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), who is not an officer, director, employee, or Affiliate of the Investor and who does not receive compensation from the Investor(and who satisfies Company policies applicable to all independent directors). Subject to the written mutual agreement of the Company and the Investor, not to be unreasonably withheld or delayed, such Replacement shall be promptly appointed to the Board and deemed to be an Investor Nominee for all purposes hereof (it being understood that the Company and the Investor shall work together expeditiously and in good faith to mutually agree upon a Replacement meeting the standards described above).

(i)Committees.
(i)Concurrently with the appointment of the Investor Nominees to the Board, the Board and all applicable committees thereof shall take all necessary actions to appoint Mr. McConnell to the Finance and Strategy Committee of the Board (the “Finance and Strategy Committee”) and Ms. Chima to the Audit Committee of the Board.

(ii)During the Standstill Period, (A) Mr. McConnell (or any Replacement for him) shall be a member of the Finance and Strategy Committee, (B) the Company shall not undertake any Extraordinary Transaction (as defined below) until such transaction shall have been reviewed by such committee, (C) the Finance and Strategy Committee shall be comprised solely of Mr. McConnell (or any Replacement for him), Philip Soran and Razat Gaurav,

and (D) Ms. Chima (or any Replacement for her) shall be a member of the Audit Committee.

(iii)Subject to applicable law and the rules of Nasdaq, if any, that are applicable to the composition of such committee, during the Standstill Period, the Board and all applicable committees of the Board shall give the Investor Nominees the same due consideration for membership to each other committee of the Board as any other independent director.

2.Stockholder Meetings.

(a)At each annual or special meeting of stockholders held prior to the expiration of the Standstill Period, the Investor agrees to (i) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by the Investor that it has the right to vote as of the applicable record date to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by the Investor that it has the right to vote as of the applicable record date on the Company’s proxy card or voting instruction form in favor of (A) each of the directors nominated by the Board and recommended by the Board in the election of directors (and not in favor of any other nominees to serve on the Board), and (B) each of the other proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations, including in favor of all other matters recommended for stockholder approval by the Board; provided that in the case this clause (ii)(B), the Investor shall have the right to vote in its sole discretion if Institutional Shareholder Services Inc. or Glass Lewis & Co. LLC issue a voting recommendation that differs from the Board’s recommendation with respect any such proposal, and (iii) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board; provided that the Investor shall have the right to vote in its sole discretion with respect to any merger, acquisition, recapitalization, financing transaction, restructuring, disposition, distribution, spin-off, asset sale, joint venture, tender offer, exchange offer, liquidation, dissolution, or other business combination involving the Company or of any of its Affiliates (each, an “Extraordinary Transaction”).

(b)The Company shall use its reasonable best efforts to hold the 2026 Annual Meeting no later than June 17, 2026.

3.Standstill.

(a)Except as otherwise contemplated or permitted hereunder, from the date of this Agreement until the expiration of the Standstill Period, the Investor shall not, and shall cause its Affiliates and its and their respective Representatives (as defined below), in each case, acting on the Investor’s behalf (collectively, the “Related Persons”), not to, directly or indirectly, without the prior consent of the Company:

(i)make any announcement or proposal with respect to, or offer or propose, (A) any Extraordinary Transaction (it being understood that the foregoing shall not prohibit the Related Persons from acquiring Common Stock within the limitations set forth in Section 3(a)(iii) and that the foregoing shall not restrict the Related Persons from electing in their own discretion to tender or not tender shares, seeking and exercising statutory appraisal rights, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(ii)engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (other than consistent with Company management’s recommendation in connection with such matter or voting any such voting securities in accordance with the terms of this Agreement);

(iii)purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company, that would result in the Investor beneficially owning more than 9.9% of the then-outstanding shares of Common Stock;

(iv)knowingly advise, encourage, or influence any person (other than an Affiliate) with respect to the voting of (or execution of a written consent in respect of) any securities of the Company (other than consistent with Company management’s recommendation in connection with such matter or voting any such voting securities in accordance with the terms of this Agreement);

(v)sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor to any person or entity not (A) a Party, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of the Investor (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time;

(vi)take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing, or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other material change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Tenth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) or Amended and Restated Bylaws (“Bylaws”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Certificate of Incorporation or Bylaws, including a “town hall meeting”;

(ix)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement, or agreement solely among the Investor or any Affiliates thereof that is otherwise in accordance with this Agreement);

(x)seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage, or take any other action with respect to the election or removal of any directors during the Standstill Period, except as set forth in this Agreement;

(xi)form, join, or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(xii)demand a copy of the Company’s list of stockholders or its other books and records or make any request under Section 220 of the Delaware General Corporation Law;

(xiii)commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors (in their capacities as such) with the intent of circumventing this Section 3(a); provided, however, that the foregoing shall not prevent the Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against the Investor, (C) responding to or complying with a validly issued legal process that neither the Investor nor any of its Affiliates initiated, encouraged, or facilitated, or (D) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement (and the Company agrees that this clause (xiii) (including the exceptions hereto) shall apply mutatis mutandis to the Company and its Affiliates and Representatives with respect to the Related Persons and their Representatives); or

(xiv)make any request or submit any proposal to amend or waive the terms of this Section 3(a) other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Investor from: (A) communicating privately with the Board or any officer or director of the Company regarding any matter so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) taking any action necessary to comply with any law, rule, or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor or any of its Affiliates or Associates (as defined below), provided that a breach by the Investor of this Agreement is not the cause of the applicable requirement, (C) privately communicating to any of its potential investors or investors factual information regarding, or any belief or opinion based upon such factual information with respect to, the Company, provided such communications are based on publicly available information, or (D) privately communicating with its Affiliates or Representatives. For the avoidance of doubt, subject to applicable law, the Investor shall not be prohibited from communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3 or Section 6.

(c)The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investor nor any of its Affiliates shall seek to do indirectly through the Investor Nominees anything that would be prohibited if done by the Investor or its Affiliates). The provisions of this Section 3 shall also not prevent the Investor from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in Section 1.
(d)For purposes of this Agreement:

(i)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that “Affiliates” of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act);

(ii)“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature;

(v)“Representatives” means a party’s principals, directors, members, general partners, managers, officers, employees, agents, and other representatives, to the extent acting on behalf of or at the direction of such party; and

(vi)“Standstill Period” shall mean the period commencing on the date of this Agreement until the date that is the earliest of (i) 30 calendar days prior to the expiration of the advance-notice period for the submission by stockholders of director nominations for consideration at the Company’s 2027 annual meeting of stockholders (as set forth in the advance-notice provisions of the Bylaws in effect on the date hereof), (ii) 120 days prior to the anniversary of the date of the 2026 Annual Meeting, and (iii) the one-year anniversary of the date hereof.

(e)During the Standstill Period, the Investor will notify the Company within two business days if its aggregate beneficial ownership falls below the Minimum Ownership Threshold or, if following such notification, its aggregate beneficial ownership subsequently equals or exceeds the Minimum Ownership Threshold. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable law.

4.Representations and Warranties of the Company. The Company represents and warrants to the Investor that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery, and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment, or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

5.Representations and Warranties of the Investor. The Investor represents and warrants to the Company that (a) as of the date hereof, the Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described on Exhibit A, and Exhibit A includes all Affiliates of the Investor that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investor has any right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed, and delivered by the Investor, and constitutes a valid and binding obligation and agreement of the Investor, enforceable against the Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the Investor has the authority to execute the Agreement on behalf of itself and the Investor associated with that signatory’s name, and to bind the Investor to the terms hereof, (d) the Investor shall be responsible for the breach of this Agreement by any of its Related Persons, and (e) the execution, delivery, and performance of this Agreement by the Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Investor is a party or by which it is bound.

6.Mutual Non-Disparagement.

(a)The Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three business days following written notice from the Investor of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Representatives acting on its behalf not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind, whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory toward the Company or any of its current or former Representatives; provided, however, that the foregoing shall not prevent the Investor from privately communicating to the Company, any directors or executive officers of the Company, any of the Investor’s potential investors or investors, or any stockholder of the Company, factual information based on publicly available information.

(b)The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Investor (provided that the Investor shall have three business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Representatives acting on its behalf not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind, whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory toward the Investor or its current or former Representatives; provided, however, that the foregoing shall not prevent the Company from privately communicating to the Investor factual information based on publicly available information.

(c)Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that to the extent permitted and practicable, such Party must provide written notice to the other Party at least one business day prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of such other Parties.
(d)The limitations set forth in Section 6(a) and 6(b) shall not prevent any Party from responding to any public statement made by the other Party (or their respective Affiliates or Representatives) of the nature described in Section 6(a) and 6(b), as applicable, if such statement by the other Party was made in breach of this Agreement.

7.Public Announcements. No later than 7:00 p.m. Eastern Time on the date hereof, the Company and the Investor shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, in the form attached hereto as Exhibit B hereto. Prior to the issuance of the Press Release, neither the Company nor the Investor shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

8.SEC Filings. No later than four business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor with reasonable opportunity to review and comment upon the Form 8-K prior to filing, and shall consider in good faith any timely comments.

9.Specific Performance. The Investor, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.
10.Notice. Any notices, consents, determinations, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is kept on file by the sending Party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and email addresses for such communications shall be:

If to the Company:

SPS Commerce, Inc.
333 South 7th Street, Suite 1000
Minneapolis, MN 55402
Attention: General Counsel
Email: bsenger@spscommerce.com

With copies (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South 7th Street
Minneapolis, MN 55402
Attention: Jonathan Zimmerman; Mike Stanchfield
Email: jon.zimmerman@faegredrinker.com; mike.stanchfield@faegredrinker.com

If to the Investor:

Anson Funds Management LP
16000 Dallas Parkway, Suite 800
Dallas, Texas 75248
Attention: Sagar Gupta; Laura Salvatori
Email: sgupta@ansonfunds.com; lsalvatori@ansonfunds.com

With copies (which shall not constitute notice) to:

McDermott Will & Schulte LLP
919 Third Avenue
New York, New York 10022
Attention: Ele Klein; Brandon Gold
Email: ele.klein@srz.com; brandon.gold@srz.com

11.Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction.

12.Jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the abovenamed courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action, or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, and representations, whether oral or written, of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants, or undertakings, oral or written, between the Parties other than those expressly set forth herein.

15.Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.Waiver. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

17.Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.
18.Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule, or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, or statute as from time to time amended, modified or supplemented.

19.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to use their reasonable best efforts to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

20.Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company and the Investor.

21.Termination. Upon the expiration of the Standstill Period in accordance with Section 3, this Agreement shall immediately and automatically terminate in its entirety and no Party hereunder shall have any further rights or obligations under this Agreement; provided, however, no Party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement; provided, further, that the provisions of Section 9 through Section 25 shall survive termination of this Agreement.

22.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the Parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the Parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the Parties; provided, however, that no Party may assign this Agreement or any rights or obligations hereunder without, with respect to the Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of the Investor.

23.No Third-Party Beneficiaries. The representations, warranties, and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

24.Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by electronic means, such signature shall create a valid and binding obligation of the Party so executing with the same force and effect as if such signature page were an original thereof.

25.Expenses. Each of the Company and the Investor shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the

Company shall reimburse the Investor, within 30 days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable documented out-of-pocket third-party expenses, including legal fees and expenses, as actually incurred in connection with their engagement with the Company and the negotiation and execution of this Agreement, in an amount not to exceed $250,000.

[Signature page follows]

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement as of the date first written above.

SPS COMMERCE, INC.
By:	/s/ Chad Collins
Name:	Chad Collins
Title:	Chief Executive Officer
ANSON FUNDS MANAGEMENT LP By: Anson Management GP LLC, its general partner
ANSON FUNDS MANAGEMENT LP
By:	Anson Management GP LLC, its general partner
By:	/s/ Tony Moore
	Name:	Tony Moore
	Title:	Manager

Exhibit A

Name of Person or Entity	Number of Shares of Common Stock Beneficially Owned
Anson Funds Management LP	535,000
Anson Management GP LLC	535,000
Anson Advisors Inc.	535,000
Tony Moore	535,000
Amin Nathoo	535,000
Moez Kassam	535,000

Exhibit B
[See attached]

Contact:
Investor Relations
The Blueshirt Group
Irmina Blaszczyk
SPSC@blueshirtgroup.com

SPS Commerce Appoints New Independent Directors to the Board

Enters into Cooperation Agreement with Anson Funds

MINNEAPOLIS, February 12, 2026 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (NASDAQ: SPSC), the leading intelligent supply chain network, announced today that its Board of Directors appointed Michael McConnell and Fumbi Chima as independent directors, effective immediately.

Mr. McConnell previously served as a member of the SPS Board from 2018-19, and is an experienced director currently serving at several publicly traded companies, including Beonic, OneSpan, PowerFleet and QuickFee. Ms. Chima has served in senior executive roles at several prominent retail and financial companies including Adidas, American Express, Burberry, and Walmart and currently serves on the board of Willis Towers Watson.

Mr. McConnell will join the Finance & Strategy Committee, which has an existing mandate to review operational, strategic and financial matters, with a focus on enhancing shareholder value, and Ms. Chima will join the Audit Committee.

Sven Wehrwein, who has served as a SPS director since 2008, will not stand for re-election at the Company’s 2026 annual meeting of shareholders in accordance with the long-standing age limitation set forth in the Company’s Corporate Governance Guidelines. With today’s appointments and following the annual meeting, the SPS Board will comprise nine directors, eight of whom are independent, and four of whom have been appointed in the past year.

Phil Soran, Chair of the Board, said, “We are pleased to have worked constructively with a number of our large shareholders, including Anson, to advance our commitment to Board refreshment. We are excited to welcome back Mike to the SPS Board and that Fumbi is joining as a new independent director. Mike and Fumbi will bring fresh and valuable perspectives as we execute SPS’ strategic plan and create shareholder value. On behalf of the Board, I also want to thank Sven for his 18 years of outstanding service and commitment to SPS.”

“SPS is well positioned with a differentiated, value-based offering connecting trading partners to modernize their supply chains,” said Sagar Gupta, Portfolio Manager, Anson Funds. “We appreciate the constructive dialogue with the SPS Board, and see significant opportunities for SPS to capitalize on its market leadership to drive profitable growth. Mike and Fumbi will add important expertise to advance SPS’ value creation efforts.”

"The Board of Directors and management team remain committed to driving long‑term value for our shareholders,” said Chad Collins, Chief Executive Officer of SPS. “Today, in addition to the governance changes, and as part of the ongoing work of the Finance & Strategy Committee, we also announced an increase in our share repurchase authorization to $300 million. This underscores our confidence in the business and the value of SPS, and I look forward to working with Mike, Fumbi and our fellow directors as we seek to enhance shareholder value."

In connection with this announcement, the Company entered into a cooperation agreement with Anson Funds Management LP, which includes customary standstill, voting and confidentiality commitments, among other provisions. The agreement between SPS and Anson Funds will be included as an exhibit to the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Michael McConnell
Michael McConnell currently serves on the boards of Beonic Ltd., OneSpan, Inc., PowerFleet and QuickFee Ltd. He previously served as a member of the SPS Board of Directors from 2018-19. Mr. McConnell’s prior board experience includes serving on the boards of Guidance Software, Inc., Redflex Holdings Ltd., Spark Networks SE, and Vonage Holdings Corp. He has also served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. He is the former Managing Director of Shamrock Capital Advisors, a private investment company managing private and public equity funds and began his career as an investment banker at Merrill Lynch and Kidder Peabody.

About Fumbi Chima
Fumbi Chima currently serves on the board of Willis Towers Watson plc, where she is the Chair of the Nominating and Governance Committee. Ms. Chima’s executive experience includes EVP and Chief Information Officer of the Boeing Employees Credit Union, the Chief Information Officer of adidas AG, the Chief Information Officer of Disney Networks Group (UK) Ltd., the Chief Information Officer of Burberry Group plc, various roles including the Chief Information Officer – Asia Region for Walmart, Inc. and VP of Corporate Systems at American Express Co. Ms. Chima’s prior board experience also includes Whitbread plc, The Azek Co., Inc., Grove Collaborative Holdings, Inc., Ted Baker Holdings Ltd., and Africa Prudential plc.

About SPS Commerce
SPS Commerce is the world’s leading retail network, connecting trading partners around the globe to optimize supply chain operations for all retail partners. We support data-driven partnerships with innovative cloud technology, customer-obsessed service, and accessible experts so our customers can focus on what they do best. Over 50,000 recurring revenue customers in retail, grocery, distribution, supply, manufacturing, and logistics are using SPS as their retail network. SPS has achieved 100 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, contact SPS at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo and INFINITE RETAIL POWER are marks of SPS Commerce, Inc. and registered in the U.S. Patent and Trademark Office, along with other SPS marks. Such marks may also be registered or otherwise protected in other countries.